UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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QUALSTAR CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3990-B Heritage Oak Court
Simi Valley, California 93063

SPECIAL MEETING OF SHAREHOLDERS
To be Held at 10:00 A.M. Local Time on June 20, 2012

PROXY STATEMENT OF QUALSTAR CORPORATION
June 6, 2012
Dear Fellow Qualstar Shareholder:

A special meeting of the shareholders of Qualstar Corporation will be held on June 20, 2012 at 10:00 a.m., local time, at our headquarters located at 3990-B Heritage Oak Court, Simi Valley, California 93063.

The meeting has been called at the request of BKF Capital Group, Inc. and Steven N. Bronson, its controlling shareholder, who, together, own a total of approximately 17% of Qualstar’s shares, in an effort by them to take over Qualstar for what we believe are their own short-term financial interests. They propose to accomplish their take-over of Qualstar by asking shareholders to vote:

•
to remove all of the current members of Qualstar’s Board, including Lawrence Firestone, who was recently appointed as Qualstar’s CEO to implement new growth initiatives designed to return your Company to sustained profitability and, thereby, enhance the value of your investment in Qualstar; and

•
to elect as Qualstar’s directors, in addition to Bronson, four of his hand-picked nominees, none of whom, to our knowledge, has ever owned any Qualstar shares and at least two of whom have been employed by or were on the boards of companies that Bronson controls and, therefore, we believe, are not likely to put the interests of Qualstar’s shareholders ahead of Bronson’s interests.

Steven Bronson has stated that, if BKF succeeds in getting you to support its proposal to remove our current Board members and replace them with Bronson’s nominees, Bronson and his nominees will take action to distribute the majority of Qualstar’s cash (including proceeds from the sale of marketable securities) to shareholders. We believe that such a sizable distribution of cash would leave Qualstar without the financial resources it needs:

➢
to make investments in the development and marketing of new products and to take advantage of opportunities to make strategic acquisitions in order to grow our profitable power supply product business, as well as our tape library business, and

➢
at the same time, maintain a strong balance sheet and the liquidity we believe we need to assure our existing customers and prospective new customers that Qualstar will be able to provide them with quality products and a high level of service and, thereby, increase our sales.

We believe that if we are to achieve sustainable profitability, it is imperative that we invest in the growth of our business and at the same time maintain the financial strength to retain existing and attract new customers for our products.  However, it will be difficult to achieve both of these imperatives, if Bronson takes control of Qualstar and distributes a sizable amount of Qualstar’s cash.

Bronson also is proposing to divest Qualstar’s tape library business.  We believe that doing so would also be a mistake, because we expect market demand for tape libraries will continue for many years to come.  As a result, if Bronson is able to take over Qualstar and take action to divest our tape library business, we believe that will deprive Qualstar of a source of revenues that is important to our efforts to grow our business and achieve sustainable profitability in the future.

Bronson’s statements that Qualstar should distribute at least a majority of Qualstar’s cash, as well as divest our tape library business, leads us to believe that his primary purpose for launching his proxy contest is to realize a quick and opportunistic gain by distributing Qualstar’s cash and that he does not want to do the hard work or make the investments required to grow Qualstar’s business and create long-term value for Qualstar’s other shareholders.

By contrast, the goals of your Board of Directors and management, who own in the aggregate approximately 29% of Qualstar’s shares, are to return Qualstar to profitability and grow its business in order to enhance shareholder value for all of our shareholders, not only in the short-term, but also for the longer-term.  We believe that these goals can be achieved if you vote AGAINST Bronson’s proposal and, thereby, enable Lawrence Firestone, the Company’s new CEO, and our management team to implement growth initiatives and build shareholder value at the Company.  Moreover, we believe that Qualstar’s current directors bring a valuable blend of industry knowledge as well as strategic and operational expertise that will be important to Qualstar’s future success.

Your Board believes that the steps we are initiating and are committed to taking at Qualstar will protect and enhance shareholder value both now and in the future.  At the same time, we are receptive to new ideas and are willing to pursue new initiatives.  We believe, however, that an abrupt change in Qualstar’s Board or its strategic direction would only jeopardize Qualstar’s growth opportunities and put shareholder value at risk.

AS A RESULT, WE UNANIMOUSLY OPPOSE BRONSON’S EFFORTS TO TAKE OVER YOUR COMPANY.

Your vote is extremely important.  We urge you NOT to sign or return any gold proxy card that you may receive from Bronson and BKF.  Instead, whether or not you’ve returned a gold proxy card, we urge you to vote your shares AGAINST their proposal to remove Lawrence Firestone and the other directors and to replace them with Bronson’s nominees, by using the WHITE proxy card, TODAY, to vote AGAINST BKF’s proposal to remove the current Board of Directors.  You may vote by telephone or over the internet by following the voting instructions on the WHITE proxy card, or by signing and dating the WHITE proxy card, marked AGAINST that proposal, and returning it in the postage prepaid return envelope provided. Only your latest-dated proxy counts.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

Thank you for your continuing support of Qualstar and our efforts to increase shareholder value for all of our shareholders.

Sincerely,

William J. Gervais	Lawrence D. Firestone
Stanley W. Corker	Carl W. Gromada
Robert A. Meyer	Robert E. Rich

3990-B Heritage Oak Court
Simi Valley, California 93063

SPECIAL MEETING OF SHAREHOLDERS
To be Held June 20, 2012

PROXY STATEMENT OF QUALSTAR CORPORATION

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

A special meeting of the shareholders of Qualstar Corporation (“Qualstar” or the “Company”) is to be held on June 20, 2012 at 10:00 a.m., local time, at our headquarters located at 3990-B Heritage Oak Court, Simi Valley, California 93063.

The special meeting was requested by BKF Capital Group, Inc., which we refer to as BKF, and its controlling shareholder, Steven N. Bronson, to consider and vote on the following proposals made by them:

1.	To remove all current members of our Board of Directors;

2.	To approve a resolution to fix the authorized number of directors of Qualstar at five directors; and

3.	To elect five persons nominated by BKF to fill any vacancies created on our Board if the first proposal above is approved.

The record date for the special meeting is May 23, 2012 and, as of that date, the holders of 12,253,117 shares of our common stock were entitled to notice of and to vote at the special meeting.

Your Board of Directors and management team, including William J. Gervais, our outgoing President and CEO, who is retiring effective June 15, 2012, and Lawrence D. Firestone, our new President and CEO, who own, in total, approximately 29% of Qualstar’s shares, are unanimously opposed to the proposal of Bronson and BKF (proposal 1) to remove the current members of the Board of Directors because your Board of Directors and management believe, for the reasons described in this proxy statement, that proposal 1 is not in the best interests of Qualstar’s shareholders.

Consequently, our Board of Directors is soliciting proxies AGAINST the first Bronson/BKF proposal and unanimously recommends that you vote AGAINST that proposal.

We are not taking a position on proposal 2, because effective on Mr. Gervais’ retirement on June 15, 2012, the authorized number of directors will be fixed by our Board at five directors; and we are not taking a position on proposal 3 because that proposal will not have any effect if Qualstar’s shareholders join us in defeating proposal 1.

Your vote is extremely important.  You may attend the special meeting and vote in person, or you may vote by submitting a proxy for the special meeting.  Whether or not you plan to attend the special meeting, we request that you submit a proxy TODAY, voting “AGAINST” the first proposal described in this proxy statement, by telephone or over the internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-prepaid envelope provided.   Instructions for voting by telephone or over the internet can be found on the enclosed WHITE proxy card.

WE URGE YOU NOT TO SIGN OR RETURN ANY GOLD PROXY CARD
THAT MAY BE SENT TO YOU BY BRONSON OR BKF.

If you attend the special meeting and wish to change your proxy vote, you may do so automatically by voting in person at the special meeting.  You may also revoke any previously returned proxy by sending another later-dated proxy for the special meeting.  If you have previously returned a gold proxy card sent to you by BKF, we urge you to sign, date and return the enclosed WHITE proxy card marked “AGAINST” the first proposal above seeking to remove all current members of our Board of Directors.  Only your latest-dated proxy counts.

We appreciate your continued support.

FOR THE BOARD OF DIRECTORS

Nidhi H. Andalon
Secretary

IMPORTANT NOTICE Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be held on June 20, 2012:  This Proxy Statement is available on Qualstar’s website at www.qualstar.com

YOUR VOTE IS IMPORTANT, no matter how many or how few shares of common stock you own.  We urge you to vote the enclosed WHITE proxy card, today, AGAINST BKF’s proposal to remove our current Board members.  You can vote by telephone, over the internet or by marking your WHITE proxy card AGAINST the first proposal and then dating, signing and returning that WHITE proxy card in the enclosed postage prepaid return envelope. Instructions for voting by telephone or over the internet can be found on your WHITE proxy card.

Since only your latest dated proxy card will count, we urge you NOT to return any gold proxy card you receive from or on behalf of BKF or Bronson.

Even if you have already returned a gold proxy card, you can revoke that earlier vote simply by voting the enclosed WHITE proxy card AGAINST the proposal to remove Qualstar’s current directors.  Also, please be sure that the latest dated proxy card you return is the WHITE proxy card.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

This proxy statement is dated June 6, 2012 and is first being mailed to shareholders on or about June 6, 2012.

REASONS OUR BOARD OF DIRECTORS OPPOSES THE PROPOSAL OF BRONSON AND BKF
TO REMOVE AND REPLACE THE MEMBERS OF OUR BOARD

Our Board of Directors believes that replacing our Board members with Steven Bronson and his other nominees is not in the best interests of our shareholders for a number of reasons.

Bronson has stated that, if he succeeds in getting you to support BKF’s proposal to remove our current Board members and replace them with Bronson and his four nominees, Bronson and his other nominees will take action to distribute the majority of Qualstar’s cash (including the proceeds from the sale of marketable securities) to shareholders, as well as to divest Qualstar’s tape library business.

Bronson Proposal to Distribute Qualstar’s Cash.  Although, on first reading, the idea of distributing most of Qualstar’s cash may sound attractive, we believe, for the reasons that follow, that such a large cash distribution would disadvantage our long standing shareholders and weaken Qualstar, putting Qualstar’s future success and the value of our shareholders’ investment at risk:

•
We believe Bronson’s purpose in seeking to remove the current board members and replace them with Bronson and his four other nominees is to enable Bronson to distribute a substantial amount of our cash so that BKF will be able to realize a quick and opportunistic return on its investment in Qualstar’s shares, even if that reduces shareholder value over the longer term.

•
Such a large cash distribution, we believe, would leave Qualstar without sufficient financial resources that it needs to grow its business and remain competitive in what is still a difficult and uncertain economy.  Moreover, the goal of Qualstar’s directors is and always has been to increase shareholder value for the long term.  To accomplish that goal, we believe Qualstar needs to retain its cash resources in order:

o	To invest in new products and extend our product lines;

o	To capture market share from our competitors by investing in and implementing new marketing programs and, if necessary, through price competition;

o	To hire additional management personnel to support the growth of our business;

o	To fund opportunistic strategic acquisitions of complementary businesses; and

o	To provide for unanticipated contingencies that could occur in the future.

Moreover, in our experience, particularly during periods of economic difficulties and uncertainties, customers prefer to purchase products from financially strong and liquid manufacturers, like Qualstar, in order to protect themselves against supply chain interruptions.  As a result, we think it is important for Qualstar to maintain a strong balance sheet and substantial liquidity to provide our customers with confidence that we will continue to have the financial strength and resources to continue to improve and expand our product offerings, to provide the high level of service that our customers have come to expect from us, and to be able to weather difficult economic conditions.

Therefore, we believe that Bronson’s proposal to distribute a majority of Qualstar’s cash in a single lump sum, would leave Qualstar vulnerable to adverse market and economic conditions, make it more difficult for Qualstar to grow its business and remain competitive and, for those reasons, would reduce shareholder value.

Bronson’s unwillingness to acknowledge that his proposals could well have these kinds of consequences for Qualstar and its shareholders leads us to believe that his primary purpose for launching his proxy contest is to realize a quick and opportunistic gain by distributing Qualstar’s cash and that he does not want to do the hard work or make the investments required to grow Qualstar’s business and create long-term value for Qualstar’s other shareholders.

Bronson’s Proposal to Divest Qualstar’s Tape Library Business.  We believe that it would also be a mistake, as Bronson and BKF propose, to divest our tape library business.  We expect market demand for tape libraries will continue for many years to come.  The following are a few of the actions we have taken and intend to take to increase our sales of tape libraries:

•
During the past year we have released two new models of our mid-size RLS rack mountable tape libraries, the RLS 8350 and the RLS 8500 Series.  These two new models offer increased storage capacity and enhanced features compared to our legacy RLS 8000 Series, which will be phased out.  Our new RLS models have been favorably received by our customers and we expect sales of these new tape libraries to increase our overall sales of tape libraries.

•
We have also developed and will soon release a new feature that will allow our new RLS 8350 and RLS 8500 Series tape libraries to share tape cartridges between vertically stacked libraries.  This feature, not available on any of our previous libraries, will allow customers to start with one library and subsequently expand useable tape cartridge capacity as their data storage needs grow.  We believe that this new feature will stimulate sales of our new RLS 8350 and RLS 8500 Series tape libraries.

•	We continue to invest in our XLS enterprise class of tape libraries to develop new models and product enhancements.

•
Our previous director of North American sales resigned in February 2011 and that position has remained open since then.  Once Mr. Firestone joins us as our new CEO on June 1, 2012, one of his first tasks will be to hire a new director of North American sales, with a proven track record, to manage and strengthen our sales organization.

•
Our Board, under the leadership of Mr. Firestone, intends to conduct a thorough review of all aspects of both our tape library and power supply businesses and implement appropriate additional measures to increase sales while controlling costs.

Our power supply business has increased sales from $1.3 million in the fiscal year ended June 30, 2005 to $8.5 million in the fiscal year ended June 30, 2011, and has been profitable in each fiscal year since 2008.  We intend to continue to improve and refresh our existing products, develop new power supply products and invest additional financial resources to expand and grow our power supply business.

Our Board also intends to seek out and consider opportunities to grow Qualstar’s business not only by expanding our current product lines, but also through strategic acquisitions of other businesses or product lines that will be complementary to our existing businesses and enable us to leverage our existing expertise and resources, in order to grow our sales and improve the profitability of our operations.  Although we have no agreements or understandings with respect to any acquisitions, we believe it is important to conserve Qualstar’s cash resources so that we will be in a position to pursue acquisition and new business opportunities when they become available, as well as to grow our existing businesses.

For the foregoing reasons, our Board of Directors and management unanimously recommend that our shareholders vote AGAINST Bronson’s and BKF’s proposal to remove the current members of our Board and replace them with Bronson and his other nominees, none of whom, it appears, has had experience managing data storage or power supply businesses similar to Qualstar’s.

Information Regarding Qualstar’s Tape Library Business

Qualstar’s revenue from its tape library business declined from $12.3 million in the fiscal year ended June 30, 2009 to $9.9 million in the fiscal year ended June 30, 2011, by approximately 10.1% per year.  During this period, our tape library business incurred a loss before taxes of $2.6 million in fiscal 2009; however, Qualstar succeeded in reducing the loss before taxes by nearly 38% to $1.6 million in fiscal 2011.

During this three-year period, Qualstar’s tape library product lines were undergoing transition on several different fronts simultaneously.  The 17 year old TLS family of tape libraries reached end-of-life manufacturing and sales cycles, the 12 year old RLS rack mountable product line was being replaced by our newer RLS 8350 and 8500 Series of products, and our enterprise class XLS family of tape libraries was downsizing as a result of the availability from our suppliers of the new LTO-5 format of tape drives, which have twice the data capacity compared to the previous LTO-4 format tape drives.

We believe the prospects for the tape library market are favorable, driven by the new data retention requirements resulting from new laws and regulations and by the growing needs of both businesses and government agencies, both in the United States and other countries, to keep larger and larger volumes of business and other information for longer and longer periods of time.  Just within the United States, for example, legislation such as HIPAA and the Dodd-Frank Act of 2010, and E-Discovery requirements in federal and state courts, plus proposed legislation such as the Protecting Children from Internet Pornographers Act of 2011, are or will be imposing additional data retention burdens on private businesses and government agencies.  Since the total cost of ownership of a tape library system is significantly lower than the total cost of ownership of a hard disc drive system with similar data capacity, we believe that many organizations will choose tape libraries for storing such data.  Moreover, with the addition of our new tape library products, we will be more competitive, in relation to other tape library manufacturers, which we believe will enable us to capture a greater share of the tape library market and, thereby, increase our sales.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the matters being considered at the special meeting of shareholders.  We urge you to read the remainder of this proxy statement carefully because the information in this section does not provide all information that might be important to you.  Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and any documents referred to in this proxy statement, which you should read carefully.  In this proxy statement, the terms “Qualstar,” the “Company,” “we,” “our,” “ours,” and “us” refer to Qualstar Corporation.

Q:	Why am I receiving this proxy statement?

A:	The special meeting described in this proxy statement was requested by Bronson and BKF to consider and vote upon proposals which, if approved at the special meeting, would give Steven Bronson and BKF control of Qualstar.

As discussed elsewhere in this proxy statement, we believe that Bronson is seeking to take control of Qualstar to enable him to realize a quick and opportunistic gain for himself, rather than seeking to create permanent shareholder value for Qualstar’s other shareholders.

Q:	How does Qualstar’s Board of Directors recommend that I vote?

A:	The members of the Board of Directors and management, including William J. Gervais and Lawrence D. Firestone, the outgoing and incoming CEOs of the Company, unanimously recommend that shareholders vote AGAINST Bronson’s and BKF’s first proposal to remove Qualstar’s current directors.

The Board of Directors is not taking any position and is not soliciting proxies with respect to either the second proposal or the third proposal made by Bronson and BKF.  The second proposal, which seeks to reduce the size of the Board from six to five directors, is no longer relevant because our Board will reduce the authorized number of directors to five directors effective upon Mr. Gervais’ retirement on June 15, 2012. We are not taking a position on proposal 3 because Bronson’s nominees can only be elected at the special meeting to fill vacancies on the Board and, if Qualstar’s shareholders join us in defeating proposal 1, there will be no Board vacancies to fill.  If you return the WHITE proxy card and do not attend the special meeting in person you will not be able to vote with respect to the third proposal.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to be held at 10:00 a.m., local time, on June 20, 2012 at our headquarters located at 3990-B Heritage Oak Court, Simi Valley, California 93063. Directions to this location are available at http://www.qualstar.com/146028.html.

Q:	Who can vote at the special meeting?

A:	Shareholders of record as of May 23, 2012, the record date, are entitled to receive notice of and to vote at the special meeting.

Q:	What is the required quorum for the special meeting?

A:	The holders of a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the special meeting in order to conduct business at the meeting. This is called a quorum. On May 23, 2012, the record date, 12,253,117 shares of our common stock were outstanding.

Q:	What are the methods by which I can vote my shares at the special meeting?

A:
You may attend the special meeting and vote your shares in person; but whether or not you intend to attend the special meeting, we urge that you vote the WHITE proxy card TODAY by any of the following methods:

•	By telephone or over the internet, by following the instructions that are on the WHITE proxy card; or

•
By marking your vote AGAINST proposal 1 on the proxy card, or leaving the proxy card blank and then signing, dating and returning the WHITE proxy card in the postage prepaid return envelope that is enclosed with this proxy statement.

If you vote by one of these methods, your shares will be voted in accordance with the specific voting instructions on the WHITE proxy card. Any WHITE proxy cards that we receive which are signed by shareholders but which lack specific instructions will be voted AGAINST proposal 1.

We strongly urge you NOT to sign or return any gold proxy card sent to you by Bronson or BKF.

Q.	What do I need to do if I choose to attend and vote my shares, in person, at the special meeting?

A.
If you chose to attend and vote in person at the special meeting, please bring the enclosed WHITE proxy card or proof of identification to the meeting.  However, if your shares are held for you in a brokerage account or at a bank or in the name of a nominee holder, to vote in person at the special meeting you must request a legal proxy from your broker, bank or nominee holder and bring that proxy with you in order to vote in person at the special meeting.

Q:	If my shares are held for me in a brokerage account or by a bank or other nominee holder, how can I vote my shares?

A.
If your shares are held for you in a brokerage account or by a bank or other nominee holder, your shares are held in “street name”.  In that case you will receive a voting instruction card, which will be similar to the enclosed proxy and will be WHITE in color.  In order to assure that your votes will count at the special meeting, as soon as you receive that voting instruction card, please complete that card by indicating your vote AGAINST proposal 1 and then signing, dating and returning it in the postage prepaid return envelope enclosed with your voting instruction card.

The voting instruction card will also contain instructions on how you can vote your shares by telephone or over the internet. If you vote by one of these methods, you do not need to return your voting instruction card.

If you plan to attend and want to vote your shares at the special meeting, however, you will need to bring a legal proxy to the meeting. You can obtain a legal proxy by calling your broker, bank or nominee holder to request such a proxy.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

Q.	How many votes do I have?

A.	Each shareholder is entitled to cast a number of votes at the special meeting equal to the number of shares that the shareholder owned on May 23, 2012, the record date for the special meeting.

Q:	What vote is required to approve proposal 1?

A:
The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting is required to approve proposal 1.  The Board of Directors and management unanimously recommend that shareholders vote AGAINST proposal 1.

Q:	What vote is required to approve proposals 2 and 3?

A:
Proposal 2 requires the affirmative vote of the holders of a majority of the shares represented at the special meeting and entitled to vote, assuming a quorum is present.  Proposal 3 requires, with respect to each nominee, the affirmative vote of the holders of a majority of the shares represented at the special meeting and entitled to vote, assuming a quorum is present.  We are not taking a position on proposal 2, because effective upon Mr. Gervais’ retirement on June 15, 2012, the authorized number of directors will be fixed by our Board at five directors.  We are not taking a position on proposal 3 nor are we soliciting proxies with respect to proposal 3, because Bronson’s nominees cannot be elected to the Board if Qualstar’s shareholders join us in defeating proposal 1.  If you return the WHITE proxy card and do not attend the special meeting in person you will not have the right to vote with respect to the third proposal.

Q:	How will abstentions and “broker non-votes” be treated?

A:
Abstentions and shares represented by proxies that reflect “broker non-votes” (shares of stock held of record by a broker as to which no voting direction or discretionary authority exists) will be counted for purposes of determining the presence of a quorum at the special meeting.  Abstentions will have the effect of a vote against proposal 1, proposal 2 and proposal 3.   Broker non-votes will have the effect of a vote against proposal 1 and no effect on proposal 2 or proposal 3.

Q:	What should I do if I receive more than one set of voting materials?

A:
If your shares are registered differently and are held in more than one account, then you will receive more than one proxy statement and proxy card.  Please be sure to vote all of your accounts so that all of your shares are represented at the special meeting.

Q:	What should I do with any gold proxy card I may receive from BKF?

A:
The Board recommends that you discard any gold proxy card sent to you by Bronson or BKF.  Instead, the Board recommends that you use the WHITE proxy card to vote by telephone, by internet or by signing, dating and returning the WHITE proxy card in the envelope provided TODAY.  If you have already returned a gold proxy card, you can effectively revoke it by voting the enclosed WHITE proxy card.  Only your latest-dated proxy will be counted at the special meeting.

Q:	Can I change my vote after I return my proxy?

A:
You may revoke any proxy and change your vote at any time before the shareholder vote takes place at the special meeting.  You may do this prior to the time of voting by delivering a written notice to Qualstar revoking your proxy, submitting a new proxy by telephone or internet, or submitting a subsequently signed and dated proxy card.  You may also revoke your proxy by attending the special meeting and voting in person.  Attending the special meeting will not revoke your proxy unless you specifically request it.  If you have previously signed a gold proxy card sent to you by BKF, you may revoke any vote you may have cast in favor of proposal 1 by following the instructions for changing your vote, as described above.

Written notices of revocation and other communications about revoking your proxy should be addressed to: Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, California 93063; Attention: Corporate Secretary

However, if you hold your shares through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding revocation of proxies.  If your broker, bank or nominee allows you to vote by telephone or over the internet, you may be able to change your vote by voting again by telephone or over the internet.

Q:	Who should I contact if I have questions?

A:
If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

SHARES OWNED BY OUR DIRECTORS AND EXECUTIVE OFFICERS

As of May 23, 2012, the record date for the special meeting, our directors and executive officers beneficially owned, in the aggregate, approximately 3,663,555 shares of our common stock (including 144,000 shares issuable upon exercise of options exercisable within 60 days of May 23, 2012), or approximately 29.6% of the outstanding shares of our common stock determined in accordance with the beneficial ownership rules of the SEC.  Our directors and executive officers have informed us that they intend to vote all of their outstanding shares of common stock “AGAINST” proposal 1.

PURPOSE OF SOLICITATION

Background on the Calling of the Special Meeting

On January 3, 2011, BKF filed a Schedule 13D with the SEC disclosing that it had accumulated beneficial ownership of 12.7% of our outstanding shares.  BKF reported that it had acquired 1,500,000 of such shares through a privately negotiated transaction, on December 17, 2010, at a purchase price of $1.55 per share, or an aggregate purchase price of $2,325,000.

Qualstar received a letter from BKF, dated February 15, 2012, asking the Board of Directors (1) to divest Qualstar's Tape Library business; (2) to distribute cash to Qualstar’s shareholders; and (3) to focus Qualstar's resources on its Power Supply business.

Our Board of Directors subsequently reviewed the letter from BKF and concluded that the BKF proposals should be carefully considered in the context of creating long-term shareholder value.  Qualstar sent a letter, dated February 24, 2012, to BKF communicating the Board’s conclusion.

On February 28, 2012, BKF issued a press release requesting Qualstar’s shareholders to withhold their votes for Qualstar’s Board of Directors at the Annual Meeting of Shareholders to be held on March 21, 2012.

On March 21, 2012, Qualstar held its 2012 Annual Meeting of Shareholders, at which the current members of the Board of Directors were elected by the Qualstar shareholders to serve a one-year term expiring at the Annual Meeting of Shareholders to be held in 2013 or until their successors are elected and qualified.

On April 30, 2012, BKF delivered a letter to Qualstar exercising its right under our bylaws, as a holder of 10% or more of our outstanding shares, to call a special meeting of shareholders, to be held on June 20, 2012, in order to consider the proposals listed in this proxy statement.

Subsequent to the receipt of BKF’s April 30, 2012 letter requesting a special meeting, representatives of Qualstar had conversations with representatives of BKF concerning the special meeting, including a meeting on or about May 3, 2012  between William J. Gervais, Qualstar’s CEO and owner of 27% of Qualstar’s outstanding shares, and Greg Heller, Senior Vice President of BKF.  At that meeting, Mr. Heller asked Mr. Gervais to vote his shares in favor of BKF’s proposals, and stated that BKF wanted Mr. Gervais to be on Qualstar’s Board, presumably as one of BKF’s nominees.  Mr. Heller also said that he and Steven Bronson believed that Qualstar should make a cash distribution to its shareholders in an amount equal to approximately 80% or more of Qualstar’s cash and marketable securities which, as of March 31, 2012, totaled approximately $21.6 million.  Mr. Gervais and Mr. Heller also had a phone conversation on or about May 9, 2012, during which they discussed a possible two-week delay in the date of the special meeting provided that the parties signed a standstill agreement.  The parties did not reach any agreement on these matters.

On May 18, 2012, in response to BKF’s request for a special meeting, our Board of Directors announced the time and place of the meeting and set the record date for May 23, 2012.

On or about May 22, 2012, Greg Heller placed a call to Mr. Gervais in which Mr. Heller stated that he and Mr. Bronson would like to meet with Mr. Gervais regarding the proxy contest.  Mr. Gervais declined the invitation to meet.

Further information regarding the calling of the special meeting can be found with our SEC filings, the location of which is described under “Where You Can Find Additional Information,” below.

BKF’s Proposals

The purpose of the special meeting will be to consider and vote on the following proposals made by BKF:

(1)	to remove all current members of our Board of Directors;

(2)	to approve a resolution to fix the authorized number of directors of Qualstar at five directors; and

(3)	to elect five persons nominated by BKF to fill any vacancies created on our Board if the first proposal above is approved.

Our Board of Directors and management unanimously recommend that shareholders vote AGAINST the first proposal above.  We are not taking any position nor are we soliciting proxies with respect to the second proposal, which seeks to reduce the size of the Board from six to five directors, since our Board will reduce the authorized number of directors to five effective upon Mr. Gervais’ retirement on June 15, 2012.  The text of the proposed resolution is set forth in Appendix II to this proxy statement.  We are also not taking any position on the third proposal above and we are not soliciting proxies with respect to this proposal because this proposal will have no effect if BKF’s first proposal listed above is not approved.

Interests of Our Directors

Cash Compensation

In considering the recommendation of our Board of Directors with respect to the BKF proposals, you should be aware that our non-employee directors receive the following annual compensation in their capacity as members of our Board of Directors, and will therefore no longer be eligible to receive this compensation if they are removed from the Board:

•	$2,000 per quarter plus $1,000 for each Board meeting attended;

•
$1,000 per quarter for Audit Committee members plus an attendance fee of $500 per meeting if the Audit Committee meeting is held in conjunction with a meeting of the full Board, and $1,000 per meeting if held on a day when the full Board does not meet;

•	$500 for members of the Compensation Committee who attend meetings of that committee that are held on a day when the full Board does not meet; and

•	$250 per meeting for telephonic meetings of the full Board or of a committee on which a director is a member.

Our Board of Directors was aware of these interests and considered them, among other matters, in reaching its decision to unanimously recommend that our shareholders vote AGAINST BKF’s proposal 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of May 23, 2012 for:

•	each person (or group of affiliated persons) who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers named in the Fiscal 2011 Summary Compensation Table included in Qualstar’s Proxy Statement for its Annual Meeting of Shareholders held on March 21, 2012; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.  Except as indicated by footnote, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable.  The percentage of shares beneficially owned is based on 12,253,117 shares of common stock outstanding as of May 23, 2012.  Shares of common stock subject to options currently exercisable or exercisable within 60 days of May 23, 2012, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.  The address for those individuals for which an address is not otherwise indicated is: c/o Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, California 93063.

	Common	Options Exercisable Within 60	Beneficial Ownership
Name	Shares Owned	Days (1)	Number	Percent
William J. Gervais	3,313,364	—	3,313,364	27.0%
BKF Capital Group, Inc. Steven N. Bronson (2) 225 N.E. Mizner Blvd., Suite 400 Boca Raton, FL 33432	2,123,056	—	2,123,056	17.3%
Porter Orlin LLC (3) 665 Fifth Avenue, 34th Floor, New York, NY 10103	912,901	—	912,901	7.5%
Dimensional Fund Advisors LP (4) 6300 Bee Cave Road, Austin, TX 78746	933,389	—	933,389	7.6%
Stanley W. Corker	18,940	24,000	42,940	*
Carl Gromada	7,571	24,000	31,571	*
Lawrence D. Firestone	—	—	—	*
Robert A. Meyer	—	24,000	24,000	*
Robert E. Rich	131,400	24,000	155,400	1.3%
Nidhi H. Andalon	—	16,000	16,000	*
Randy Johnson	—	12,000	12,000	*
Robert K. Covey	48,280	20,000	68,280	*
All directors and officers as a group (9 persons)	3,519,555	144,000	3,663,555	29.6%

*Less than 1.0%

(1)	Represents shares that may be acquired upon exercise of stock options which are either currently vested or will vest within 60 days of May 23, 2012.

(2)
Based on information contained in reports filed with the Securities and Exchange Commission, BKF Capital Group, Inc. beneficially owns 2,065,356 shares of Qualstar common stock as of May 9, 2012.  Steven N. Bronson, as the Chairman and President of BKF Capital Group, Inc., may be deemed to beneficially own the shares of Qualstar held by BKF Capital Group, Inc.  Mr. Bronson, as the sole owner of BA Value Investors, LLC, is the beneficial owner of 57,700 shares of Qualstar.

(3)	Based on information contained in reports filed with the Securities and Exchange Commission, Porter Orlin LLC, an investment adviser, beneficially owns 912,901 shares as of December 31, 2011.

(4)
Based on information contained in reports filed with the Securities and Exchange Commission, Dimensional Fund Advisors LP, an investment adviser, beneficially owns 933,389 shares as of December 31, 2011.

SOLICITATION OF PROXIES

Proxies are being solicited by and on behalf of the Board of Directors.  Qualstar will bear the entire cost of the Board’s solicitation of proxies in connection with the special meeting, including the costs associated with the preparation, assembly, printing and mailing of this proxy statement, the WHITE proxy card and any additional soliciting material furnished by Qualstar to shareholders.

Qualstar will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding Qualstar’s solicitation materials to such beneficial owners.

Qualstar has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee not to exceed $50,000, plus reasonable out-of-pocket expenses.  MacKenzie Partners, Inc. may solicit proxies by mail, advertisement, telephone, via the internet or in person; however, neither MacKenzie Partners nor Qualstar plans to solicit proxies via internet chat rooms.  MacKenzie Partners, Inc. expects to employ approximately 25 people to solicit proxies from Qualstar’s shareholders.  In addition, directors, officers and other employees of Qualstar may solicit proxies in connection with the special meeting, none of whom will receive additional compensation for doing so.

Qualstar’s total expenses related to the solicitation of proxies in connection with the special meeting are expected to be at least $250,000, of which approximately $25,000 has been spent to date.  Appendix I sets forth certain information relating to Qualstar’s directors and certain officers who will be soliciting proxies in connection with the special meeting.

Appraisal Rights

Holders of shares of our common stock do not have appraisal rights under California law in connection with this solicitation of proxies.

CERTAIN INFORMATION ABOUT THE COMPANY AND ITS DIRECTORS AND
EXECUTIVE OFFICERS

Certain information pertaining to Qualstar and its directors and executive officers including information pertaining to corporate governance and executive compensation is set forth in Appendix III to this proxy statement.

SHAREHOLDER PROPOSALS

Proposals to be Included in Our Proxy Statement

A shareholder who wishes to have a proposal considered for inclusion in our proxy statement for action at the next Annual Meeting of Shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.  The proposal must be in writing and be received by the Secretary of Qualstar at our principal place of business no later than October 19, 2012.

Advance Notice Procedures

If a shareholder desires to have a proposal acted upon at the next Annual Meeting of Shareholders that is not included in our proxy statement in accordance with SEC Rule 14a-8, or if a shareholder desires to nominate someone for election to our Board of Directors, the shareholder must follow the procedures outlined in our bylaws.  Our bylaws provide that in order for a shareholder proposal to be considered at an annual meeting of shareholders, written notice of the proposal must be received by the Secretary of Qualstar generally not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders.  The notice must contain information required by our bylaws, including a description of the proposal and any material interest of the shareholder relating to such proposal.

In order to nominate someone for election to our Board of Directors at an annual meeting of shareholders, written notice of the proposed nomination must be received by the Secretary of Qualstar not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders.  The notice must contain information required by our bylaws regarding the shareholder and the nominee, as well as information required to be included in a proxy statement by SEC rules and regulations.

Accordingly, in order for a shareholder proposal or nomination to be considered at the next Annual Meeting of Shareholders, a written notice of the proposal or the nomination, which includes the information required by our bylaws, must be received by the Secretary of Qualstar between December 21, 2012 and January 20, 2013.

A copy of the full text of the bylaw provisions containing the advance notice procedures described above may be obtained upon written request to the Secretary of Qualstar at our principal place of business.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.  If, however, other matters are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference room.  Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written request, directed to Corporate Secretary, c/o Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, California 93063 or by telephone at 805-583-7744 extension 114.  If you would like to request documents, please do so by June 15, 2012 in order to receive them before the special meeting.

THIS PROXY STATEMENT IS DATED JUNE 6, 2012.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ABOVE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors

Simi Valley, California
June 6, 2012

Appendix I

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED
PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

The following table sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors and executive officers of Qualstar who, under SEC rules, may be deemed “participants” in our solicitation of proxies from Qualstar shareholders in connection with the special meeting.  Unless otherwise indicated, the principal business address for the participants is 3990-B Heritage Oak Court, Simi Valley, California 93063.  The table also includes the number of shares of our common stock beneficially owned by each participant, which includes shares that may be acquired by the exercise of stock options within 60 days of May 23, 2012.  None of the participants is the record owner of any shares of our common stock that such person does not own beneficially.

Name and Address	Positions with Qualstar/Occupation	Shares Owned Beneficially

William J. Gervais(1)	President, Chief Executive Officer and Director of Qualstar	3,313,364
Stanley W. Corker	Qualstar Director Director of Technology Research and Partner, Emerald Asset Management 3175 Oregon Pike Leola, Pennsylvania 17540	42,940
Lawrence D. Firestone(2)	Qualstar Director Chief Financial Officer of Xiotech Corporation	—
Carl W. Gromada	Qualstar Director	31,571
Robert A. Meyer	Qualstar Director	24,000
Robert E. Rich	Director of Qualstar Shareholder of Stradling Yocca Carlson & Rauth, a Professional Corporation. 660 Newport Center Drive Suite 1600 Newport Beach, CA 92660	155,400
Nidhi H. Andalon	Vice President and Chief Financial Officer of Qualstar	16,000
Robert K. Covey	Vice President, Marketing of Qualstar	68,280
Randy Johnson	Vice President and General Manager, N2Power	12,000

(1)
On March 21, 2012, Mr. William J. Gervais, a co-founder and the Chief Executive Officer, President and a member of the Board of Directors advised the Board that he was retiring, after having served as the Company’s President and CEO since 1984, and therefore tendered his resignation as a director and officer of the Company effective as of June 15, 2012.  Following his retirement, Mr. Gervais will continue to be available to the Company as needed and in connection therewith, has entered into a Consulting Agreement with the Company.  The Consulting Agreement is for a term of two years and provides that during the first year of that agreement, Mr. Gervais will be paid $1,000 for each day of consulting, up to a maximum of 50 days a quarter, and in the second year, $1,000 for each day of consulting, up to a maximum of 25 days a quarter.

(2)
Lawrence D. Firestone has been appointed to the position of Chief Executive Officer and President of the Company, to succeed Mr. William J. Gervais, commencing on June 1, 2012.  Mr. Firestone’s employment agreement, entered into on May 8, 2012, provides that Mr. Firestone will be employed by the Company for an initial term commencing on June 1, 2012 through June 30, 2013.  Mr. Firestone’s employment agreement provides that he will receive (i) a base annual salary of $300,000 during the initial one year term and $350,000 per year beginning July 1, 2013, unless his employment agreement is not renewed; (ii) an incentive bonus that will be tied to achieving financial and other objectives established by the Board, with a potential target bonus of 100% of his base salary subject to certain adjustments; and (iii) stock options to purchase up to 300,000 shares of the Company’s common stock.  Mr. Firestone also will receive a signing bonus of $75,000 which will be applied towards and to that extent reduce, any incentive bonus he earns.  If Mr. Firestone is terminated by the Company without cause or if he resigns for good reason, he will receive his accrued compensation and, subject to certain conditions, a lump sum amount equal to his then current base salary for 18 months.  If Mr. Firestone is terminated by the Company without cause or if he resigns for good reason within 12 months following a change of control of the Company, he will receive severance compensation and benefits which include, subject to certain conditions (1) a lump sum payment of an amount equal to 18 month’s of his then current annual base salary; (2) payment of COBRA premiums for 18 months; (3) a lump sum payment equal to 100% of his target incentive bonus for the then current year of employment, prorated as of his termination date, plus an additional 12 months target incentive bonus; and (4) accelerated vesting of all his then unvested stock options.  Such severance compensation will be subject to reduction to the extent necessary to comply with the severance compensation limitations of Section 280(g) of the Internal Revenue Code.  If BKF’s proposals are approved, the removal of the current members of the Board of Directors and the election of five persons to fill the resulting vacancies on the Board of Directors will constitute a “change of control” under Mr. Firestone’s employment agreement.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information concerning all purchases and sales of shares of Qualstar common stock by the participants listed above during the past two years (May 23, 2010 through May 23, 2012).  None of the purchase price or market value of the shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the shares.

Name	Date	Number of Shares	Footnote

William J. Gervais	5/26/10	2,505	2
	6/11/2010	1,500	2
	6/14/2010	700	2
	11/16/2010	1,000	2
	11/17/2010	1,000	2
	11/18/2010	12,700	2
	11/19/2010	1,000	2
	11/22/2010	1,200	2
	11/23/2010	2,500	2
	11/24/2010	9,550	2
	2/17/2011	3,500	2
	5/16/2011	3,393	2
	5/17/2011	1,100	2
	5/19/2011	700	2
	5/20/2011	1,736	2
	5/23/2011	3,050	2
	5/24/2011	8,100	2
	5/25/2011	6,000	2
	5/26/2011	167	2
	5/27/2011	4,000	2
	5/31/2011	4,325	2
	6/01/2011	5,800	2
	6/02/2011	1,477	2
	6/07/2011	4,816	2
	6/08/2011	5,000	2
	6/09/2011	5,000	2
	6/10/2011	5,000	2
	6/13/2011	5,000	2
	6/14/2011	3,600	2
	9/14/2011	15,000	2
	9/15/2011	800	2
	9/15/2011	700	2
	11/22/2011	6,000	2
	12/09/2011	63,000	2
	2/16/2012	6,000	2
Stanley W. Corker	N/A	N/A	N/A
Lawrence D. Firestone	N/A	N/A	N/A
Carl W. Gromada	5/25/2011	13,000	1
	5/26/2011	27,600	1
	5/27/2011	100	1
Robert A. Meyer	N/A	N/A	N/A
Robert E. Rich	N/A	N/A	N/A
Nidhi H. Andalon	N/A	N/A	N/A
Robert K. Covey	N/A	N/A	N/A
Randy Johnson	N/A	N/A	N/A

(1)           Open market sale.

(2)           Open market purchase.

Miscellaneous Information Concerning Participants

Except as described in this Appendix I, to the best of our knowledge, no associate of any person listed in the first table above beneficially owns any shares of common stock or other securities of Qualstar.  Except as described in this Appendix I, to the best of our knowledge, there have been no transactions since the beginning of our last fiscal year, and there are no currently proposed transactions, in which we or any of our subsidiaries was or is to be a party, in which the amount exceeds $120,000, and in which any of the persons listed in the first table above or any of his or her associates had or will have a direct or indirect material interest.

To the best of our knowledge, except as described in this Appendix I, no person listed in the first table above, or any of his or her associates, has entered into any agreement or understanding with any person respecting any future employment by us or our affiliates or any future transactions to which we or any of our affiliates will or may be a party, except for customary terms of employment for the positions listed in the table.  Except as described in this Appendix I, for employee equity awards or for proxies given in connection with our 2012 annual meeting of shareholders, to the best of our knowledge, there are no contracts, arrangements or understandings by any of the persons listed in the first table above within the past year with any person with respect to any securities of Qualstar, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Appendix I, to the best of our knowledge, none of the persons listed in the first table above beneficially owns any securities of any subsidiary of Qualstar.

Except as described in this Appendix I and except as described under “Interests of Our Directors” in the Qualstar proxy statement, to the best of our knowledge, no person listed in the first table above has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting.

To the best of our knowledge, there are no material proceedings to which any director, officer or affiliate of Qualstar, or any owner of record or beneficially of more than five percent of Qualstar’s common stock, or any associate of any such director, officer, affiliate of Qualstar, or security holder is a party adverse to Qualstar or any of its subsidiaries or has a material interest adverse to Qualstar or any of its subsidiaries.

Appendix II

BKF Resolution

Proposal No. 2

“RESOLVED: That the exact number of authorized directors shall be five (5) until changed in accordance with the provisions of the Company’s amended and restated bylaws.”

Appendix III

CERTAIN INFORMATION ABOUT THE COMPANY AND ITS DIRECTORS AND
OFFICERS

DIRECTORS

The following table provides information regarding the directors of Qualstar, their ages, the year in which each first became a director of Qualstar, their principal occupations or employment during the past five years, directorships held with other public companies at any time during the past five years, and other biographical data.  Following the biography of each director is a brief description of the particular experience, qualifications, attributes or skills that led the Board to conclude that the director should serve as a director of Qualstar.

Business Experience During Last
Name and Age	Five Years and Other Directorships

William J. Gervais (69)
William J. Gervais is a founder of Qualstar, has been our President and a director since our inception in 1984, and was elected Chief Executive Officer in January 2000.  From 1984 until January 2000, Mr. Gervais also served as our Chief Financial Officer.  From 1981 until 1984, Mr. Gervais was President of Northridge Design Associates, Inc., an engineering consulting firm.  Mr. Gervais was a co-founder, and served as Engineering Manager from 1976 until 1981, of Micropolis Corporation, a former manufacturer of hard disk drives.  Mr. Gervais earned a B.S. degree in Mechanical Engineering from California State Polytechnic University in 1967.  Among other qualifications, Mr. Gervais brings to the Board executive leadership skills and over 35 years experience in the data storage industry, including 27 years as the principal executive officer of Qualstar.   On March 21, 2012, Mr. Gervais advised the Board that he was retiring,  and therefore tendered his resignation as a director and officer of the Company effective as of June 15, 2012.  Following his retirement, Mr. Gervais will continue to be available to the Company as needed.

Lawrence D. Firestone (53)
Lawrence D. Firestone was appointed a director of Qualstar on May 13, 2011 to fill the vacancy on the Board created when the Board adopted a resolution expanding the number of directors from six to seven. Mr. Firestone has been appointed to the position of Chief Executive Officer and President of the Company, to succeed Mr. William J. Gervais, commencing on June 1, 2012.  He currently is the Chief Financial Officer of Xiotech Corporation, a leading supplier of performance driven enterprise storage, a position he has held since February 2011.  From August 2006 to August 2010, Mr. Firestone was Executive Vice President and Chief Financial Officer of Advanced Energy Industries, Inc. (AEIS), a leading provider of power conversion devices for the semi-conductor and solar inverter markets.  From 1999 until August 2006, Mr. Firestone served as the Senior Vice President and Chief Financial Officer and secretary and treasurer at Applied Films Corporation (AFCO), a leading supplier of thin film deposition equipment.  Prior to joining Applied Films, Mr. Firestone served as Vice President and Chief Operating Officer of Avalanche Industries, a contract manufacturer of custom cables and harnesses, from 1996 to 1999.  Mr. Firestone served as a director of Amtech Systems, Inc. from 2005 to 2007 and as a director of Hyperspace Communications, Inc. from 2004 to 2005.  Mr. Firestone received a BSBA degree in Accounting from Slippery Rock State College in 1981.  Among other qualifications, Mr. Firestone brings to the Board expertise in finance and accounting including experience as chief financial officer of public companies, executive management experience, and prior experience as a director of two public companies.

Stanley W. Corker (60)
Stanley W. Corker has served as a director of Qualstar since January 2006.  Since 1996, Mr. Corker has been the Director of Technology Research and a partner of Emerald Asset Management, a diversified investment management firm.  Prior to joining Emerald Asset Management, Mr. Corker obtained over 20 years experience in the computer storage industry from key roles in engineering and marketing at several manufacturers of tape drives, and as an industry analyst with International Data Corporation (IDC).  Mr. Corker received a B.S. degree in Computer Science from the University of Essex, England in 1972, where he later conducted five years of postgraduate research in computer networking systems.  Among other qualifications, Mr. Corker brings to the Board engineering and marketing experience in the data storage industry, as well as expertise in financial analysis.

Carl W. Gromada (70)
Carl W. Gromada has served as a director of Qualstar since March 2005.  From 2000 to the present, Mr. Gromada has been a consultant and a private investor. From 1996 to 2000, Mr. Gromada served as Chief Executive Officer, and a member of the board of directors of Computer Resources Unlimited, Inc., a company involved in the design, manufacture and sale of a broad line of products for the computer storage industry.  Mr. Gromada received a B.S. degree in Business Administration from Temple University in 1965.  Among other qualifications, Mr. Gromada brings to the Board public accounting and internal audit experience, executive leadership experience, as well as experience with mergers and acquisitions.

Robert A. Meyer (67)
Robert A. Meyer has served as a director of Qualstar since March 2006.  Mr. Meyer is currently retired.  From 1994 until June 2005, Mr. Meyer was employed in various management positions by United States Filter Corporation, a company engaged in the water treatment industry serving industrial, commercial and residential customers.  His positions at United States Filter Corporation included Director of Finance, Business Development from 2000 to 2002, and Vice President of Internal Audit from 2003 until he retired in June 2005.  Mr. Meyer received a B.S. degree in Accounting from C.W. Post College in 1972, and he is a Certified Public Accountant.  Among other qualifications, Mr. Meyer brings to the Board expertise in finance and accounting, and executive management experience.

Robert E. Rich (61)	Robert E. Rich has served as a director of Qualstar since January 2000. Mr. Rich has been engaged in the private practice of law since 1975 and has been a shareholder of Stradling Yocca Carlson & Rauth, legal counsel to Qualstar, since 1984. Mr. Rich received a B.A. degree in Economics from the University of California, Los Angeles in 1972 and his J.D. degree from the University of California, Los Angeles in 1975. Among other qualifications, Mr. Rich brings to the Board expertise in corporate governance, corporate and securities laws, and mergers and acquisitions.

CORPORATE GOVERNANCE

Director Independence

Our Board has determined that all of our directors satisfy the current “independent director” standards established by rules of The Nasdaq Stock Market, Inc. (“Nasdaq”), except for (i) Mr. Gervais, who is Chief Executive Officer and President of Qualstar who announced his retirement and therefore tendered his resignation as a director and officer of the Company effective as of June 15, 2012; (ii) Mr. Firestone, who has been appointed to the position of Chief Executive Officer and President of Qualstar to succeed Mr. William J. Gervais, commencing on June 1, 2012; and (iii) Richard A. Nelson, who was Vice President Engineering and Secretary of Qualstar until January 28, 2011, when he retired as an officer and employee of the Company.  Mr. Nelson did not stand for reelection to the Board at the 2012 Annual Meeting.  Each director serving on the Audit Committee of our Board also meets the more stringent independence requirements established by Securities and Exchange Commission rules applicable to audit committees.  Mr. Robert E. Rich, a member of our Board of Directors since January 2000, is a shareholder in the law firm of Stradling Yocca Carlson & Rauth, which has provided legal services to Qualstar since 1984.  Our Board has determined that no director has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.  There are no family relationships among any of the directors or executive officers of the Company.

Board of Directors and Committee Meetings

During the fiscal year ended June 30, 2011, our Board of Directors met four times and the committees of our Board held a total of six meetings.  Each incumbent director attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board, if any, on which he served during fiscal 2011.

The independent directors meet in executive session on a regular basis without any management directors or employees present.

Although we have no formal policy requiring director attendance at annual meetings of shareholders, we schedule the annual meeting for a date that is convenient for all directors to attend.  All directors who were elected at the 2011 annual meeting of shareholders attended that meeting.

Committees of the Board

Our Board has three standing committees:  the Audit Committee, the Compensation Committee and the Nominating Committee.

The Audit Committee is comprised solely of non-employee directors who satisfy current Nasdaq standards with respect to independence, financial expertise and experience.  The Audit Committee is currently comprised of Messrs. Corker, Gromada and Meyer, with Mr. Gromada serving as Chairman.  Our Board of Directors has determined that Mr. Gromada and Mr. Meyer meet the Securities and Exchange Commission’s definition of “audit committee financial expert.”  The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements.  A copy of our Audit Committee Charter is available in the investors section of the Company’s website at www.Qualstar.com.

The Audit Committee held four meetings during fiscal 2011.  To ensure independence, the Audit Committee also meets separately with our independent public accountants and members of management.

The Compensation Committee is comprised solely of independent directors.  The Compensation Committee is currently comprised of Messrs. Corker, Gromada and Meyer, with Mr. Corker serving as Chairman.  The Compensation Committee reviews and recommends the salaries and bonuses of our executive officers, establishes compensation and incentive plans for our executive officers, and determines other fringe benefits.  The Compensation Committee did not meet during fiscal 2011.  The Compensation Committee currently does not have a charter.

Processes and Procedures of the Compensation Committee.  During fiscal 2011, our chief executive officer, William J. Gervais, played an important role in formulating the compensation program for our executive officers.  Mr. Gervais co-founded Qualstar in 1984, is the largest individual shareholder, and has served full time as the Company’s Chief Executive Officer and President.  The Compensation Committee considered Mr. Gervais to be one of the most important employees of Qualstar, and highly valued his insight and views on compensation matters.  Mr. Gervais made recommendations to the Compensation Committee regarding base salary, cash bonuses, and awards of equity-based long-term compensation of the executive officers, including his own compensation.  The Compensation Committee took Mr. Gervais’ recommendations into account in determining the Committee’s own recommendations regarding cash compensation, which were then presented to the full Board for approval.

The Nominating Committee is comprised solely of independent directors and currently includes Messrs. Corker, Gromada, Meyer and Rich, with Mr. Meyer serving as Chairman.  The role of the Nominating Committee, as set forth in its charter, is to assist the Board by identifying, evaluating and recommending candidates for election to the Board, and recommend Board members to serve on each committee of the Board.  A copy of our Nominating Committee Charter is available in the investors section of the Company’s website at www.Qualstar.com.  The Nominating Committee held two meetings during the fiscal year ended June 30, 2011.

The guidelines and procedures for identifying and evaluating nominees for election to the Board are set forth in the Nominating Committee Charter.  In general, persons considered for nomination to the Board must have demonstrated outstanding achievement, integrity and judgment and such other skills and experience as will enhance the Board’s ability to serve the long-term interests of the Company and our shareholders, and must be willing and able to devote the necessary time for Board service.  To comply with regulatory requirements, a majority of Board members must qualify as independent directors under Nasdaq rules, and at least one Board member must qualify as an “audit committee financial expert” under rules of the Securities and Exchange Commission.  The Committee does not have any policy regarding diversity in identifying nominees for director.

The Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others, and will consider candidates recommended by shareholders to be considered as director nominees.  Our charter makes no distinction between whether a director nominee is recommended by a shareholder or by management and the Nominating Committee applies the same process and criteria in evaluating a shareholder recommendation as it would for a management recommendation.  A shareholder wishing to recommend a candidate for nomination to the Board should send a letter to our Secretary at 3990-B Heritage Oak Court, Simi Valley, California 93063.  The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.”  The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications.  At a minimum, candidates recommended for election to the Board must meet the independence standards established by Nasdaq and the criteria set forth above.

Board Leadership Structure and the Role of the Board in the Oversight of Risk Management

William J. Gervais co-founded Qualstar in 1984 and has served as our President since inception and also as our Chief Executive Officer since 2000.  During fiscal 2011, we did not have a Chairman of the Board, although Mr. Gervais effectively functioned in that capacity at Board meetings.  He is the largest individual shareholder of the Company and, in the view of the Board of Directors, he is the single most important employee.  Qualstar is a small company and our Board currently consists of only six directors and, after Mr. Gervais’ retirement, will consist of only five directors, four of whom are independent.  For these reasons, our Board believed that it was not necessary to have a Chairman or a lead director.

Our Board is involved in overseeing the management of risks that face our company.  Historically, potential risks have been considered by the full board as they became apparent, such as in connection with potential acquisitions, as new business opportunities are evaluated, or with day-to-day operational issues.  Our Audit Committee focuses on risks related to financial information systems and financial reporting, regularly reports to the full Board regarding its activities and any specific risks that merit attention by the full Board.

Compensation Policies and Practices as they Relate to Risk Management

The Compensation Committee has reviewed the Company’s compensation policies and practices as they relate to risk management for all employees, including executive officers. The compensation policies and practices reviewed by the Compensation Committee included: 1) annual base salaries; 2) cash bonuses; and 3) equity-based compensation under the Company’s 2008 Stock Incentive Plan.   Following such review, the Compensation Committee determined that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In coming to this conclusion, the Compensation Committee considered, among others things, the fact that a bonus plan was not established for 2011 or 2012 (except with respect to Randy Johnson as described below).

Shareholder Communications with the Board

Shareholders wishing to communicate with the Board of Directors or with an individual Board member concerning the Company may do so by writing to the Board or to the particular Board member, and mailing the correspondence to:  Attention: Corporate Secretary, Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, California 93063.  The envelope should indicate that it contains a shareholder communication.  All such shareholder communications will be forwarded to the director or directors to whom the communications are addressed.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to our chief executive officer, chief financial officer, controller and persons performing similar functions.  A copy of the Code of Business Conduct and Ethics is available in the investors section of the Company’s website at www.Qualstar.com, and a copy also may be obtained at no charge by written request to the attention of the Corporate Secretary at 3990-B Heritage Oak Court, Simi Valley, California 93063.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Qualstar’s directors and executive officers, and persons who own more than ten percent of Qualstar’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock.  Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Qualstar with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required during the fiscal year ended June 30, 2011, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements except as follows:  Lawrence D. Firestone was appointed to our Board of Directors on May 13, 2011.  He filed an Initial Statement of Beneficial Ownership of Securities on Form 3 (which reported that he did not own any shares of Qualstar stock) on August 2, 2011, approximately three months after it was due.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by, or paid to our principal executive officer, our principal financial officer, and our other executive officers who were serving as executive officers of Qualstar at June 30, 2011.  These individuals are identified in the Summary Compensation Table and other compensation tables that follow this section, and are referred to throughout this Proxy Statement as our “named executive officers.”

Executive Compensation Program Objectives

Our executive compensation program is intended to fulfill three primary objectives:  first, to attract and retain qualified executives required for the success of our business; second, to reward these executives for financial and operating performance; and third, to align their interests with those of our shareholders to create long-term shareholder value.  The principal elements of the compensation program for our named executives include base salary, cash bonus, and long-term incentives in the form of stock options.

Executive Officer Compensation Elements

Base Salaries

Our Board of Directors, upon the recommendation of the Compensation Committee, establishes base salaries for our executive officers.  The Compensation Committee considers compensation paid by companies comparable in size to Qualstar, the experience level and past performance of the individual executives, as well as the revenues and profitability of Qualstar.  Our goal is to provide base salaries that are fair and competitive, but not excessive.

The table below shows the base salary established for each of our named executive officers for fiscal years 2011 and 2012, and the percentage change compared to the prior fiscal year.  Salary adjustments typically do not coincide with the beginning of the fiscal year, so the amounts shown below may not be exactly the same as those shown in the Fiscal 2011 Summary Compensation Table.

Name and Principal Position	Fiscal 2011 Base Salary		Percent Change versus Fiscal 2010 Base Salary	Fiscal 2012 Base Salary		Percent Change versus Fiscal 2011 Base Salary
William J. Gervais Chief Executive Officer and President	$177,500	(1)	12.7%	$177,500		─
Nidhi H. Andalon Vice President and Chief Financial Officer	$150,000		─	$160,000	(2)	6.7%
Randy Johnson Vice President and General Manager, N2Power	$180,000		─	$180,000		─
Robert K. Covey Vice President of Marketing	$165,600		─	$170,600	(3)	3.0%

(1)
As a cost-saving measure, Mr. Gervais voluntarily reduced his base salary by $20,000 in August 2008 and by an additional 10% in July 2009.  The $20,000 reduction in Mr. Gervais' base salary was reinstated in May 2011.

(2)	Ms. Andalon’s base salary was increased to $160,000 effective November 2, 2011.

(3)	As a cost-savings measure, Mr. Covey’s base salary was reduced by 10%, from $184,000 to $165,600, in July 2009. Mr. Covey’s base salary was partially reinstated, by $5,000, in July 2011.

Cash Bonuses

Historically, each year the Board of Directors, upon the recommendation of the Compensation Committee, has established a cash bonus plan for executive officers based on Qualstar achieving stated levels of consolidated revenue and pre-tax profits for the fiscal year, excluding the effects of acquisitions, if any, made during the fiscal year.  However, in recent years Qualstar has not achieved the levels of revenues or pre-tax profits required to earn the minimum bonus amounts under prior bonus plans.  Consequently, the Board of Directors did not establish a bonus plan for executive officers for fiscal 2011, and has not established a bonus plan for executive officers for fiscal 2012, with the exception of Randy Johnson.  Mr. Johnson was first appointed an executive officer by our Board on March 25, 2010.  His incentive compensation plan, which was established before Mr. Johnson became an executive officer and has not been modified, provides that he can earn a cash bonus based on the level of pre-tax profits achieved by our N2Power business unit for the fiscal year.  Mr. Johnson’s potential bonus ranges from 0% of his base pay if N2Power is unprofitable, up to a maximum amount equal to 15% of his base pay if N2Power achieves pre-tax profits equal to more than 19% of N2Power sales.  For the fiscal year ended June 30, 2011, Mr. Johnson earned a bonus of $14,400, which is equal to 8% of his base pay.

Our Board of Directors reserves the right to pay discretionary cash bonuses, if deemed appropriate.

Equity-Based Compensation

We use stock option grants as a form of long-term compensation.  For the past several years, however, our stock generally has not been actively traded and the price per share has declined or stayed within a relatively narrow range.  Consequently, stock options have not provided significant compensation in recent years.  We did not grant any stock options to our executive officers in fiscal 2011.

Our 2008 Stock Incentive Plan authorizes us to grant stock options to purchase, in the aggregate, up to 500,000 shares of our common stock.  This plan was adopted by our Board of Directors in November 2008 and approved by our shareholders in March 2009, and replaces our 1998 Stock Incentive Plan, which expired in 2008.  Under both plans, the exercise price of stock options must be no less than the closing price of our common stock on the date of grant.  It is our policy to grant stock options only at duly held meetings of our Board of Directors, with an exercise price equal to the closing price of our common stock on the date of the Board meeting.

Compensation of our Named Executive Officers

The amount of each component of compensation established for the named executive officers is based on a number of factors.  These factors include company performance, individual performance, compensation paid by companies comparable in size to Qualstar, the recommendations of our Chief Executive Officer, William J. Gervais, and a review of the prior compensation history of each executive officer.  Some of these factors are discussed above.  Other factors applicable to each named executive officer are discussed below.

William J. Gervais co-founded Qualstar in 1984. The Compensation Committee considers Mr. Gervais to be largely responsible for the success the Company has achieved, and to be one of our most important employees.  However, Mr. Gervais historically has requested that his base salary be maintained at a level the Compensation Committee considers to be relatively low.  The reasons for this include his belief that in the long term his individual equity ownership of Qualstar potentially will provide greater financial returns than current compensation.  As a cost savings measure, Mr. Gervais voluntarily reduced his base salary by $20,000 in August 2008 and by an additional 10% in July 2009. In light of the Company’s improved financial performance during fiscal 2011, the $20,000 reduction in Mr. Gervais' base salary was reinstated in May 2011.  Mr. Gervais also has never requested nor accepted stock option awards.

Nidhi H. Andalon has been our Chief Financial Officer since January 2009 and was appointed Vice President by our Board of Directors on March 25, 2010. Ms. Andalon joined Qualstar’s finance department in January 2003 as a senior accountant, and was promoted to Assistant Controller in June 2004 and to Controller in October 2005.  In recognition of her performance as Chief Financial Officer during her first six months in that position, our Board approved an increase in her base salary to a rate of $150,000 per year, effective as of the start of fiscal 2010.  Ms. Andalon’s base salary in fiscal 2011 remained unchanged from the prior year.

Randy Johnson has served as the General Manager of our N2Power business unit since 2002, and was appointed Vice-President and General Manager, N2Power by our Board of Directors on March 25, 2010.  Mr. Johnson has primary responsibility for all aspects of our power supply business, including sales.  Mr. Johnson’s base salary of $180,000 per year and his incentive compensation plan for fiscal 2011, as described above, remained unchanged from the prior year.

Robert K. Covey has been our Vice President of Marketing since 1994.  As a cost savings measure, Mr. Covey’s compensation was reduced by 10%, or $18,400, as of July 2009.  In light of the Company’s improved financial performance during fiscal 2011, $5,000 of the reduction in Mr. Covey’s base salary was reinstated in July 2011.

The Role of Shareholder Say-on-Pay Vote

At the Company's annual meeting of shareholders held on March 24, 2011, our shareholders had the opportunity to cast an advisory vote (a “say-on-pay” proposal) on the compensation of our executive officers as disclosed in our proxy statement for that meeting.  Shareholders approved the say-on-pay proposal by the affirmative vote of 94.1% of the shares cast on that proposal. The Compensation Committee believes this affirms shareholders' support of the Company's approach to executive compensation, and did not change its approach in fiscal 2011. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for our named executive officers.

At last year’s annual meeting, our shareholders also had the opportunity to cast an advisory vote (a “say-on-frequency” proposal) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings.  Shareholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years.  The frequency receiving the highest number of votes was every three years.  In accordance with this vote, our Board decided to hold the say-on-pay advisory vote every three years, with the next say-on-pay advisory vote to be held at Qualstar’s 2014 annual meeting of shareholders.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, we generally receive a federal income tax deduction for compensation paid to any of our named executive officers only to the extent total compensation does not exceed $1.0 million during any fiscal year or if it is “performance-based” under Section 162(m).  The total compensation earned by our executive officers has always been less than $1.0 million and, consequently, the limitations imposed by Section 162(m) have not been a factor.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis and has discussed its contents with Qualstar’s management and the Board of Directors. Based on the review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this report.

Submitted by the members of the Compensation Committee
Stanley W. Corker (Chairman)
Carl W. Gromada
Robert A. Meyer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Board of Directors has a standing Compensation Committee.  The members of this committee during the fiscal year ended June 30, 2011 and presently are Stanley W. Corker, Carl W. Gromada and Robert A. Meyer.  No executive officer of Qualstar serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors.  No member of the Compensation Committee is, or ever has been, an employee or officer of Qualstar.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables show information about the compensation earned by our principal executive officer, our principal financial officer, and our other executive officers who were serving as executive officers at June 30, 2011.  These officers are referred to in this Proxy Statement as the “named executive officers.”

Fiscal Year 2011 Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Bonus (1) ($)	Grant Date Fair Value of Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
William J. Gervais	2011	$161,346	$—	$—	$2,851	$164,197
Chief Executive Officer and President	2010	158,170	—	—	3,102	161,272
	2009	178,838	—	—	2,254	181,092

Nidhi H. Andalon (4)	2011	150,010	—	—	573	150,583
Vice President and Chief Financial Officer	2010	150,010	—	—	919	150,929
	2009	130,276	—	—	1,275	131,551

Randy Johnson (5)	2011	180,003	14,400	—	573	194,976
Vice President and General Manager, N2Power	2010	180,003	3,600	—	573	184,176

Robert K. Covey	2011	173,550	—	—	2,254	175,804
Vice President of Marketing	2010	166,297	—	—	2,501	168,798
	2009	183,467	—	—	5,123	188,590

(1)	The amounts shown in these columns reflect salary and bonuses earned by the named executive officers for each of the fiscal years indicated.

(2)
The amounts shown in this column represent the fair value of stock options at the date of grant.  No options were granted to any of our named executive officers during the last three fiscal years.  For information regarding the calculation of the grant date fair value of stock options, refer to note 9 of the Qualstar financial statements included in Item 8 of our annual report on Form 10-K for the fiscal year ended June 30, 2011, as filed with the Securities and Exchange Commission.

(3)	The amounts shown above under “All Other Compensation” represent matching contributions under our 401(k) plan, and premiums for disability and life insurance.

(4)	Ms. Andalon was appointed our Chief Financial Officer effective January 19, 2009 and Vice President effective March 25, 2010.

(5)	Mr. Johnson was appointed our Vice-President and General Manager, N2Power effective March 25, 2010.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of awards to each named executive officer during the year ended June 30, 2011 under our equity incentive plan.

Grants of Plan-Based Awards in Fiscal Year 2011

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1) (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Option Awards (2) ($)
William J. Gervais	—	—	—	—
Nidhi H. Andalon	—	—	—	—
Randy Johnson	—	—	—	—
Robert K. Covey	—	—	—	—

(1)
No options were granted to any of our named executive officers during fiscal year 2011.  Stock options granted to the named executive officers typically vest over four years at the rate of 25% of the number of shares as of each anniversary of the date of grant, provided that the executive is still employed by Qualstar on the vesting date.

(2)
The amounts shown in this column represent the full grant date fair value of stock options granted, computed in accordance with FASB Accounting Standards Codification Topic 718, and does not necessarily correspond to the actual value that will be realized by the named executive officers.  For information regarding the calculation of the grant date fair value of stock options, refer to note 9 of the Qualstar financial statements included in Item 8 of our annual report on Form 10-K for the fiscal year ended June 30, 2011, as filed with the Securities and Exchange Commission.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards held by each named executive officer as of June 30, 2011, including the number of unexercised vested and unvested stock options. The vesting schedule for each grant is shown following this table.

Outstanding Equity Awards at 2011 Fiscal Year End

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable (1)	($)	Date
William J. Gervais	—	—	—	—
Nidhi H. Andalon	16,000	—	$3.02	06/14/2016
Randy Johnson	9,000	3,000	$3.10	03/25/2018
Robert K. Covey	20,000	—	$5.94	01/03/2012

(1)
Stock options granted to the named executive officers vest over four years at the rate of 25% of the options as of each anniversary of the date of grant, provided that the executive is still employed by Qualstar on the vesting date.  The amounts shown in this column represent the remaining unvested portion of each option grant.

Option Exercises

The table below sets forth information for each named executive officer regarding the exercise of stock options during the fiscal year ended June 30, 2011, including the aggregate value realized upon exercise before payment of any applicable withholding taxes.

Option Exercises in Fiscal Year 2011

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)
William J. Gervais	—	—
Nidhi H. Andalon	—	—
Randy Johnson	—	—
Robert K. Covey	—	—

(1)
The value realized on exercise of option awards represents the market price per share of common stock on the date of exercise, less the stock option exercise price per share, multiplied by the number of stock options exercised.

Director Compensation

Each of our non-employee directors receives cash fees and equity-based awards as compensation for his service on the Board of Directors and the committees of the Board on which he is a member.  The table below sets forth cash compensation earned by each non-employee director, and the grant date fair value of share-based compensation granted to each non-employee director, during the fiscal year ended June 30, 2011.  Mr. Gervais did not receive any compensation for his service on the Board.  All compensation earned by Mr. Gervais as an employee is reported in the Summary Compensation Table above and has been excluded from the table below.

Fiscal Year 2011 Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Grant Date Fair Value of Option Awards (2)(3) ($)	Total ($)
Stanley W. Corker	$18,000	—	$18,000
Lawrence D. Firestone (4)	1,865	—	1,865
Carl W. Gromada	18,000	—	18,000
Robert A. Meyer	18,000	—	18,000
Richard A. Nelson (5)	2,250	—	2,250
Robert E. Rich	11,250	—	11,250

(1)
The amounts shown in this column represent the amount of cash compensation earned in fiscal year 2011 for service on the Board of Directors and any committees of the Board on which the director was a member in fiscal 2011.

(2)
No stock options were granted to our directors during fiscal 2011.  Stock options granted to our directors typically vest over four years at the rate of 25% of the shares as of each anniversary of the date of grant.

(3)	As of June 30, 2011, each of our non-employee directors named in the above table (except Mr. Nelson and Mr. Firestone) held unexercised stock options for 24,000 shares of our common stock.

(4)
Mr. Firestone was appointed as a director and as a member of the Audit Committee on May 13, 2011.  Mr. Firestone resigned from the Audit Committee in May 2012 in connection with his appointment to the position of President and Chief Executive Officer of the Company.

(5)
Mr. Nelson served as an officer and employee of Qualstar until his retirement on January 28, 2011.  Prior to his retirement, Mr. Nelson did not receive any fees for his service, as such, as a director of the Company.  Mr. Nelson did not stand for reelection to the Board at the 2012 Annual Meeting.

Each of our non-employee directors receives $2,000 per quarter plus $1,000 for each Board meeting attended as compensation for his service on the Board, and is reimbursed for expenses incurred in connection with attendance at meetings of the Board and any committees on which he serves.  Directors who serve on the Audit Committee of our Board receive an additional fee of $1,000 per quarter plus an attendance fee of $500 per meeting if the Audit Committee meeting is held in conjunction with a meeting of the full Board, and $1,000 per meeting if held on a day when the full Board does not meet.  Directors who serve on the Compensation Committee of our Board receive an additional fee of $500 for attending meetings of that committee that are held on a day when the full Board does not meet.  An attendance fee of $250 per meeting is paid for telephonic meetings of the full Board or of a committee on which a director is a member.  No fees are paid for service on the Board to directors who are employees of Qualstar.

Directors are eligible to receive stock options under our 2008 Stock Incentive Plan.  However, no stock options were granted to our non-employee directors during the fiscal year ended June 30, 2011.

Potential Benefits Upon or Following a Change in Control

Stock options granted under our 2008 Stock Incentive Plan and our 1998 Stock Incentive Plan provide that upon certain circumstances in the event of or following a change in control of Qualstar, the unvested portion of such stock options will accelerate and become immediately vested in full.  In general, a change in control is deemed to occur if we were to sell substantially all of our assets or if Qualstar were to merge into, consolidate with or enter into a reorganization with another entity in a transaction in which Qualstar is not the surviving corporation.

If a change in control occurs and the acquiring entity does not assume and continue the employee’s rights under the unvested stock options, then all unvested stock options will accelerate and vest in full upon the occurrence of the change in control.  If the acquiring entity does assume the employee’s rights under the unvested stock options, but the employee’s employment subsequently is terminated without cause, or if the employee resigns for good reason after the change in control, then all unvested stock options held by the employee would accelerate and vest in full as of the date of termination.

The reasons for which an employee may voluntarily resign and trigger acceleration of vesting include a change in the employee’s position which materially reduces his or her duties and responsibilities or the level of management to which the employee reports, a reduction in the employee’s level of compensation and benefits by more than 15 percent, or a relocation of employee’s principal place of employment by more than 30 miles without his or her consent.

The table below sets forth information regarding the estimated amounts that each named executive officer would have realized in the event that a change in control of Qualstar had occurred and all of his unvested stock options had accelerated and become immediately vested in full as of June 30, 2011.

Estimated Benefits at 2011 Fiscal Year End in the Event of a Change in Control

Name	Option Awards (1)
William J. Gervais	—
Nidhi H. Andalon	—
Randy Johnson	—
Robert K. Covey	—

(1)
The amounts in this column represent the aggregate gain each named executive officer would have realized if all unvested stock options that were held by him on June 30, 2011 accelerated and became immediately vested in full on that date.  The amount of gain was calculated based on the difference between the exercise price of each unvested option and the closing price of our common stock on that date, which was $1.81 per share.

Transactions with Related Persons

There are no relationships or transactions involving any of our directors or executive officers for which disclosure is required under the rules of the Securities and Exchange Commission.

In accordance with the charter of the Audit Committee of our Board of Directors, the Audit Committee is responsible for reviewing any proposed transaction with any related person which involves a potential conflict of interest or for which approval is required under applicable Securities and Exchange Commission and Nasdaq rules.  Currently, this review and approval requirement applies to any transaction to which Qualstar will be a party, in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers, (b) any nominee for election as a director, (c) any security holder who is known to us to own of record or beneficially more than five percent of our common stock, or (d) any member of the immediate family of any of the persons described in the foregoing clauses (a) through (c).

In the event that management becomes aware of any related person transaction, management will present information regarding the proposed transaction to the Audit Committee for review.  Approval of a transaction with a related person requires the affirmative vote of a majority of the members of the Audit Committee or of a majority of the members of the full Board of Directors.  If the related person transaction involves a member or members of the Board, approval requires a majority vote of the directors who do not have a financial interest in the transaction.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report is submitted by the current Audit Committee members who served on the committee during the fiscal year ended June 30, 2011.  Messrs. Gromada, Corker, Meyer and Firestone composed the Audit Committee until May 2012, at which time Mr. Firestone resigned from the Audit Commmittee in connection with his appointment to the position of Chief Executive Officer and President of Qualstar.

The Audit Committee of the Board of Directors is composed solely of non-employee directors who satisfy the current Nasdaq requirements with respect to independence, financial expertise and experience.  The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available in the investors section of the Company’s website at www.Qualstar.com.

The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the management of Qualstar.  The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Qualstar, the audit of Qualstar’s consolidated financial statements, the qualifications and performance of the independent registered public accounting firm engaged as Qualstar’s independent auditor, and Qualstar’s internal control over financial reporting.

The Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities.  Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control.  Qualstar’s independent auditor is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee fulfilled its duties and responsibilities during fiscal 2011 and with respect to the financial statements for the fiscal year ended June 30, 2011, as outlined in the Committee’s charter.  Among other actions, the Committee:

•	reviewed and discussed our quarterly consolidated financial statements and related periodic reports filed with the SEC, with management and the independent auditor,

•	reviewed with management and the independent auditor the audit scope and plans,

•	inquired about the adequacy of the Company’s internal controls,

•	inquired about significant risks, reviewed our policies for risk assessment and risk management and assessed the steps management is taking to control these risks, and

•	met in periodic executive sessions with the independent auditor.

The Audit Committee has reviewed and discussed with management and SingerLewak LLP, the Company’s independent auditor for fiscal 2011, the audited financial statements and related footnotes and independent auditor’s report on those financial statements for the fiscal year ended June 30, 2011.  Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.  The Audit Committee discussed with management and the independent auditor the quality of our accounting principles, the reasonableness of significant estimates and judgments and the disclosures in our financial statements, including the disclosures relating to critical accounting policies.

The Audit Committee recognizes the importance of maintaining the independence of Qualstar’s independent auditor, both in fact and appearance.  Consistent with its charter, the Audit Committee has evaluated SingerLewak LLP’s qualifications, performance and independence.  The Audit Committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the Public Company Oversight Board regarding the independent accountant’s communications concerning independence, and has discussed with them their independence from the Company and its management and has considered whether the independent auditors’ provision of non-audit services is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended June 30, 2011, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

           Carl W. Gromada (Chairman)
           Stanley W. Corker
           Robert A. Meyer

Qualstar Corporation

Time: June 20, 2012 10:00 AM
Place: Company offices, 3990-B Heritage Oak Court, Simi Valley, California 93063

Please make your marks like this: ☒ Use dark black pencil or pen only.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FIRST PROPOSAL LISTED BELOW AND TAKES NO POSITION WITH RESPECT TO THE SECOND OR THIRD PROPOSALS LISTED BELOW.

	AGAINST	FOR	ABSTAIN
1. Removal of all persons currently serving as directors of Qualstar Corporation.	☐	☐	☐
2. Approval of the resolution to fix the size of Qualstar's Board of Directors at five.	☐	☐	☐

3. The proposal to elect five persons nominated by BKF to the Board of Directors is subject to the effectiveness of the first proposal above. This proxy will not be voted on the proposal to elect five persons nominated by BKF. If you return this proxy and do not attend the Special Meeting in person you will not have the right to vote with respect to the proposal to elect five persons nominated by BKF to fill any vacancies created on our Board of Directors if the first proposal above is approved.

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In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

Signature ____________________ Date ____________

Signature ____________________ Date ____________

This Proxy should be signed and dated by the shareholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

↑Please separate carefully at the perforation and return just this portion in the envelope provided.↑

Qualstar Corporation

Special Meeting of Shareholders to be held Wednesday, June 20, 2012 10:00 AM, Local Time for Holders as of May 23, 2012

INTERNET

Go To
https//www.proxypush.com/QBAK

- Cast your vote online.
- **Have your WHITE Proxy Card ready.**
- Follow the simple instructions to record your vote.

OR

TELEPHONE

CALL 1-866-490-6867

- Use any touch-tone telephone.
- **Have your WHITE Proxy Card ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your WHITE Proxy Card.
- Detach your WHITE Proxy Card.
- Return your WHITE Proxy Card in the postage-paid envelope provided.

YOUR VOTE IS VERY IMPORTANT
PLEASE SIGN, DATE AND RETURN THIS WHITE PROXY CARD TODAY IN THE ENVELOPE PROVIDED,WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

All votes by Internet or Telephone must be received by 11:59 PM EDT June 19, 2012

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PROXY TABULATOR FOR
QUALSTAR CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

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Copyright © 2012 Mediant Communications LLC. All Rights Reserved

WHITE PROXY CARD

QUALSTAR CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF QUALSTAR'S BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS ON JUNE 20, 2012

The undersigned hereby appoints Lawrence D. Firestone and Stanley W. Corker, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Qualstar Corporation that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on Wednesday, June 20, 2012, at 10:00 a.m., local time, at Qualstar's corporate offices located at 3990-B Heritage Oak Court, Simi Valley, California 93063, or at any adjournments or postponements of the meeting, as directed, upon the matters set forth in Qualstar's Proxy Statement.

Signing, dating and returning Qualstar's proxy card will have the effect of revoking any proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CHOICE IS SPECIFIED WITH REGARD TO PROPOSAL 1, AND THE PROXY IS SIGNED AND RETURNED, THEN THE PROXY WILL BE VOTED AGAINST PROPOSAL 1. UNLESS YOU SPECIFY A CHOICE WITH RESPECT TO PROPOSAL 2, THIS PROXY WILL NOT BE VOTED WITH RESPECT TO PROPOSAL 2. THIS PROXY WILL NOT BE VOTED WITH RESPECT TO PROPOSAL 3.

PROXY TABULATOR FOR
QUALSTAR CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903